Exhibit 99.1

Cosi, Inc. Reports 2015 Third Quarter Results

BOSTON, MA, November 12, 2015 -- Così, Inc. (NASDAQ:COSI), the fast casual restaurant company, reported today a net loss for the 2015 third quarter of $(3.9) million, or $(0.08) per basic and diluted common share, compared with a net loss of $(4.1) million, or $(0.20) per basic and diluted common share, in the 2014 third quarter.

Così's total revenues for the 2015 third quarter increased by $4.3 million to $23.5 million from $19.2 million in the 2014 third quarter. Company-owned net restaurant sales increased by $4.5 million to $23.1 million from $18.6 million in the 2015 third quarter compared to the 2014 third quarter. Franchise fees and royalty revenues for the 2015 third quarter decreased by $0.2 million to $0.4 million compared to $0.6 million for the 2014 third quarter. The increase in revenues in the 2015 third quarter compared to the 2014 third quarter was driven primarily by the conversion of 13 franchise restaurants to Company-owned as a result of the Hearthstone merger completed on April 1, 2015.

System-wide comparable net restaurant sales for the 2015 third quarter, as measured for restaurants in operation for more than 15 months, recorded an aggregate decline of 0.3% compared to the 2014 third quarter. The breakdown in estimated comparable restaurant sales between Company-owned and Franchise-owned restaurants is as follows:

13 Weeks Ended
Sept. 28, 2015
Company-Owned *	(0.3%)
Franchise	(0.2%)
System-Wide	(0.3%)

* Does not include Hearthstone locations. Comparative locations are defined as restaurants in operation for more than 15 months as Company-owned locations.

"We have continued to implement Hearthstone's proven model of success across the entire system and are encouraged by the improved cash flows we are seeing in segments of our portfolio. At the same time, we have not seen the movement we expected in our most challenged restaurants, which continue to impact the cash flow gains we are seeing in the rest of our portfolio. We are working on a plan to deal with those restaurants," stated RJ Dourney, Così's CEO & President. "We are also right-sizing our overhead and capital expenditures. We believe these three cash management levers, together with the improvements we are seeing in sales and operating margins, will position us well to go into 2016 with the resources we need to enter the next phase of our turnaround, Dourney went on to say.

2015 Third Quarter Financial Performance Review
In the three month period ended September 28, 2015, restaurant net sales increased 24.4%, or approximately $4.5 million, in the 2015 third quarter, as compared to the three month period ended September 29, 2014. This increase was the result of incremental net sales of $4.5 million from the 13 Hearthstone restaurants added to the corporate portfolio, and an increase of $1.0 million from the non-comparable restaurant base, offset by net sales decreases of $1.0 million from closed restaurants, and a decrease in comparable restaurant sales of -0.3%, which did not have a measurable impact when measured in dollars. The percentage decrease in comparable restaurant net sales for the three month period ended September 28, 2015, was the result of a 5.5% increase in average check and a 5.8% decrease in transactions. Cosi's operating loss narrowed in the 2015 third quarter by $0.3 million, or 9%, to ($3.5) million, when compared to the 2014 third quarter.

Cost of food and beverages, as a percentage of restaurant net sales, for the 2015 third quarter, decreased by 1.6% when compared to the same period last year. This decrease was primarily the result of operational improvements and stability in the costs of certain contracted commodities.

Restaurant labor and related benefits, as a percentage of restaurant net sales, for the 2015 third quarter remained flat when compared to the same period last year, due to the investment in staffing and training required to drive future efficiencies, productivity, and overall guest experience.

Occupancy and other restaurant operating expenses, as a percentage of restaurant net sales, for the 2015 third quarter decreased 1.5%, when compared to the same period last year.  This decrease was mostly the result of the acquired Hearthstone restaurants with higher sales volumes and lower fixed costs.

The Company reduced its general and administrative expenses in the three month period ended September 28, 2015, by $0.04 million when compared to the three month period ended September 29, 2014. This decrease is the net savings of a $0.3 million reduction in operating expenses offset by an increase in non-cash expenses related to executive stock compensation of $0.3 million.

Financial Outlook
Based on Cosi's 2015 results to date, the Company does not expect to generate positive cash flows from operations, excluding capital expenses, by the end of the 2015 fourth quarter as previously communicated. However, considering the expected results from re-balancing the portfolio, right sizing overhead costs and capital expenses, and the business outlook going into next year, the Company expects to generate positive EBITDA between the second and third quarters of 2016.

Così reported that, as of September 28, 2015, it had cash and cash equivalents balances of $8.0 million.

The results disclosed in this press release are unaudited.

As previously announced, the Company expects to host an investor teleconference webcast at 5:00 p.m. Eastern Time on November 12, 2015, to discuss the Company's results for the 2015 third quarter. The webcast will be broadcast live and available for replay for a limited time thereafter at:

Audio
Dial-In Number:  877-474-9502
Secondary Dial-In Number:  857-244-7555
Participant Code: 47606753
Note:  Participants should dial in a few minutes prior to the start time

Webcast
Website link:  http://ir.getcosi.com
Note:  Live, then archived for one year

Replay
Dial-In Number: 888-286-8010
Secondary Dial-In Number:  617-801-6888
Participant Code:  68957723
Note:  Available from November 12, 2015 (at 9:00 p.m. ET) until November 19, 2015 (11:59 PM ET)

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Cosi® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 79 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

CONTACT:                         Miguel Rossy-Donovan
                          Chief Financial Officer
                          (857) 415-5020

Cosi, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	September 28, 2015	December 29, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,047	$21,053
Credit card receivable	789	507
Accounts receivable, net of allowances of $286 and $118, respectively	896	581
Inventories	1,020	825
Prepaid expenses and other current assets	1,722	1,279
Total current assets	12,474	24,245

Furniture and fixtures, equipment and leasehold improvements, net	12,656	7,308
Notes receivable, net of allowances of $675 and $450, respectively	326	551
Intangible assets, net	2,795	-
Goodwill and indefinite-lived assets	9,797	-
Restricted cash	5,001	-
Other assets	1,348	1,327
Total assets	$44,397	$33,431

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,891	$1,519
Accrued expenses	6,456	9,336
Deferred franchise revenue	-	18
Current portion of other long-term liabilities	50	177
Current portion of long-term debt	611	-
Total current liabilities	9,008	11,050

Deferred franchise revenue	1,733	1,724
Other long-term liabilities, net of current portion	1,707	1,663
Long-term debt, net	10,658	6,623
Total liabilities	23,106	21,060

Commitments and Contingencies

Stockholders' equity
Common stock - $.01 par value; 100,000,000 shares authorized,
48,109,677 and 38,410,196 shares issued and outstanding, respectively	480	383
Additional paid-in capital	344,179	323,256
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(322,170)	(310,070)
Total stockholders' equity	21,291	12,371
Total liabilities and stockholders' equity	$44,397	$33,431

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2015	2014	2015	2014

Revenues:
Restaurant net sales	$23,113	$18,574	$64,347	$56,309
Franchise fees and royalties	404	635	1,527	1,945
Total revenues	23,517	19,209	65,874	58,254

Costs and expenses:
Cost of food and beverage	5,959	5,087	17,317	14,624
Restaurant labor and related benefits	8,843	7,114	24,527	21,640
Occupancy and other restaurant operating expenses	8,127	6,816	23,296	20,896
Operating costs and expenses	22,929	19,017	65,140	57,160
General and administrative	3,073	3,110	8,873	9,164
Depreciation and amortization	885	573	2,311	1,812
Restaurant pre-opening expenses	4	-	5	-
Provision for losses on asset impairments and disposals	-	217	-	241
Closed store costs	12	100	25	196
Lease termination costs	42	62	235	1,317
Loss (gain) on sale of fixed assets	94	-	112	(50)
Total costs and expenses	27,039	23,079	76,701	69,840

Operating loss	(3,522)	(3,870)	(10,827)	(11,586)

Other income (expense):
Interest, net	(228)	(171)	(795)	(410)
Debt issuance and discount amortization	(165)	(164)	(493)	(164)
Other income (expense)	3	57	15	72
Total other expense	(390)	(278)	(1,273)	(502)

Net loss	$(3,912)	$(4,148)	$(12,100)	$(12,088)

Per Share Data:
Loss per share, basic and diluted	$(0.08)	$(0.20)	$(0.28)	$(0.64)

Weighted average shares outstanding basic and diluted:	46,722,660	20,334,567	43,216,165	18,846,038

The accompanying notes are an integral part of these consolidated financial statements.

	Three Months Ended		Nine Months Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2015	2014	2015	2014

Revenues:
Restaurant net sales	98.3%	96.7%	97.7%	96.7%
Franchise fees and royalties	1.7	3.3	2.3	3.3
Total revenues	100.0	100.0	100.0	100.0
Cost and expenses:
Cost of food and beverage (1)	25.8	27.4	26.9	26.0
Restaurant labor and related benefits (1)	38.3	38.3	38.1	38.4
Occupancy and other restaurant operating expenses (1)	35.2	36.7	36.2	37.1
	99.3	102.4	101.2	101.5
General and administrative expenses	13.1	16.2	13.5	15.7
Depreciation and amortization	3.8	3.0	3.5	3.1
Restaurant pre-opening expenses	-	-	-	-
Provision for losses on asset impairments and disposals	-	1.1	-	0.4
Closed store costs expense	0.1	0.6	-	0.4
Lease termination expense	0.2	0.3	0.4	2.3
Loss (gain) on sale of fixed assets	0.4	-	0.2	(0.1)
Total costs and expenses	115.0	120.1	116.4	119.9
Operating loss	(15.0)	(20.1)	(16.4)	(19.9)
Other income (expense)
Interest, net	(1.0)	(0.9)	(1.2)	(0.7)
Misc income	-	-	-	-
Debt issuance amortization	(0.7)	(0.8)	(0.7)	(0.3)
Other income (expense)	-	0.3	-	0.1
Total other income (expense)	(1.7)	(1.4)	(1.9)	(0.9)
Net loss	(16.6)%	(21.5)%	(18.4)%	(20.8)%

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

	For the Three-Month Period Ended
	September 28, 2015			September 29, 2014
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	78	32	110	66	48	114
Franchise-owned converted to Company-owned	1	1	-	1	1	-
New restaurants opened	-	1	1	-	-	-
Restaurants permanently closed	-	2	2	4	-	4
Restaurants at end of period	79	30	109	63	47	110

	For the Nine-Month Period Ended
	September 28, 2015			September 29, 2014
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	64	47	111	70	52	122
Franchise-owned converted to Company-owned	17	17	-	3	3	-
New restaurants opened	-	4	4	-	-	-
Restaurants permanently closed	2	4	6	10	2	12
Restaurants at end of period	79	30	109	63	47	110